TECHMEDIA ADVERTISING, INC.
c/o 62 Upper Cross Street, #04-01
Singapore  058353

Symbol: TECM - OTCBB

NEWS RELEASE

TechMedia Advertising, Inc. forms Strategic Joint Venture with Peacock Media Ltd. in India

SINGAPORE, October 23, 2009 – TechMedia Advertising, Inc. (OTC Bulletin Board: TECM), (“TechMedia” or the “Company”) is pleased to announce that the Company, through its wholly-owned subsidiary, TechMedia Advertising Mauritius (“TMM”), has entered into a Joint Venture Development and Operating Agreement (the “Agreement”) with Peacock Media Ltd (“PML”) in India.

In accordance with this Agreement, TMM and PML will form a new company (the “Joint Venture Company”) where TMM will own 85% and PML will own 15%.  The Joint Venture Company will operate the business of displaying mobile digital advertising platforms in public transportation vehicles such as long-distance buses and trains in India (the “Business”).  These newly-fitted buses and trains will display third party commercial contents and advertisements for a fee.

Under this Agreement, PML will assign to the Joint Venture Company the exclusive rights to use the license to operate the Business on 10,392 long distance buses within the Tamil Nadu State, where PML has a 5 year exclusive license.  The initial Board of the Joint Venture Company will be comprised of the following directors, namely Messrs. Sandeep Chawla and Kuljit Suri of PML, and Messrs. Johnny Lian, Ratner Vellu and William Goh, directors of the Company.

TechMedia will on a commercially reasonable best effort basis raise up to US$25,000,000 which it expects to loan in certain tranches through TMM to the Joint Venture Company over the first 5 years of the Joint Venture Company’s business.  Out of the US$25,000,000, US$5,000,000 is to be set aside as a contingency fund for the Joint Venture Company’s working capital needs. In addition, TechMedia will provide management knowledge and skills to manage the operations of the Joint Venture Company while PML will ensure the technical platform operates smoothly.

Upon the Joint Venture Company reaching profitability, the Joint Venture Company shall pay its 5 directors collectively a management fee equivalent to 10% of the gross profit per quarter subject to a minimum annual fee of US$2,000,000 for the first year, which shall be shared equally among the directors, repay any TMM loans, and any remaining profit will be distributed to TMM and PML as a dividend on the basis of TMM receiving 85% and PML receiving 15%.

About TechMedia Advertising, Inc.
TechMedia Advertising, Inc. plans to specialize in new outdoor media technology solutions designed to increase market presence and brand awareness for our potential clients. Going beyond the borders of traditional advertising media, we propose solutions to generate greater impact amidst the noise of the evolving market.

TechMedia Advertising, Inc. expects to sell prime advertising space both in high-traffic as well as previously unexplored areas in India. We plan to successfully carry our advertisers’ message through the right channels and bring their point right to their chosen target consumers within the region. For more information, visit www.techmediaadvertising.com

About Peacock Media Ltd.
Peacock Media is one of India’s fastest growing companies, in the Out-of-Home (OOH) media segment. It is five years old and one of India’s first ISO 9001:2000 Companies. It offers an integrated range of OOH products and services which includes Instore Solutions, Outdoor and Indoor Concepts and Narrowcasting Networks servicing, which services a wide spectrum of clients, including brand names like Nokia, HSBC, Jet Airways, Samsung, Philips and GVK, across industries like aviation, banking, FMCG, electronics and retail.  For more information, visit www.Peacockmedia.in

For further information please refer to the Company’s filings with the SEC on EDGAR available at www.sec.gov.

Contact:
TechMedia Advertising, Inc.
Investor Relations
1-415-508-3886

FORWARD LOOKING STATEMENTS This news release may include 'forward-looking statements' regarding TechMedia Advertising, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where TechMedia Advertising, Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. TechMedia Advertising, Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.